Exhibit 99.2

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

MAN SANG INTERNATIONAL LIMITED
(Incorporated in Bermuda with limited liability)
(Stock Code: 938)

ANNOUNCEMENT PURSUANT TO RULE 13.10 OF THE LISTING RULES

This announcement is made at the request of the Stock Exchange of Hong Kong Limited (the “Stock Exchange”) in accordance with Rules 13.10 of the Rules Governing the Listing of Securities on the Stock Exchange (the “Listing Rules”).

The board (the “Board”) of Man Sang International Limited (the “Company”) has noted the increase in volume trading and price of the shares of the Company on 16 July 2009 and wishes to state that it is not aware of any reasons for such increase. The Board also wishes to confirm that, save and except as disclosed in the announcement of the Company dated 20 July 2009, the Company has not been engaged in any negotiation or agreement relating to intended acquisitions or realisations which are discloseable under Rule 13.23 of the Listing Rules, neither is the Board aware of any matter discloseable under the general obligation imposed by Rule 13.09 of the Listing Rules, which is or may be of price-sensitive nature.

This announcement is made by the order of the Board, the directors of which individually and jointly accept responsibility for its accuracy.

As at the date of this announcement, the Board comprises three executive Directors, namely Mr. Cheng Chung Hing (Chairman), Mr. Cheng Tai Po (Deputy Chairman) and Ms. Yan Sau Man, Amy, and three independent non-executive Directors, namely Mr. Lee Kang Bor, Thomas, Mr. Kiu Wai Ming and Mr. Lau Chi Wah, Alex.

Hong Kong, 20 July 2009

By order of the board of
Man Sang International Limited
Pak Wai Keung, Martin
Company secretary